Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Cardium Therapeutics, Inc. and subsidiaries (the “Company”) on Forms S-3 (File Numbers 333-141664, and 333-168693) and on Forms S-8 (File Numbers 333-138666, and 333-142823) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 15, 2011, with respect to our audits of the consolidated financial statements of Cardium Therapeutics, Inc and subsidiaries as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 and for the period from December 22, 2003 (inception) through December 31, 2010, which reports are included in this Annual Report on Form 10-K of Cardium Therapeutics, Inc. and subsidiaries for the year ended December 31, 2010.

/s/ Marcum LLP

Marcum LLP

New York, New York

April 15, 2011